EXHIBIT 3.4

ARTICLES OF MERGER

of

BOSTON PACIFIC MEDICAL, INC.

(A Massachusetts Corporation)

into

BOSTON PACIFIC MEDICAL, INC.

(A Nevada Corporation)

The undersigned officers, the respective presidents and secretaries of Boston Pacific Medical, Inc., a Massachusetts corporation ("Boston Pacific (MA)"), and Boston Pacific Medical, Inc., a Nevada corporation ("Boston Pacific (NV)"), hereby certify that the Agreement and Plan of Merger dated April 11, 2003, (hereinafter the "Plan") was approved by the shareholders of Boston Pacific (MA) at a duly called meeting held on May 5, 2003, after due notice was given, and was approved by the sole shareholder of Boston Pacific (NV) by unanimous consent action of such sole shareholder.

1. The number of shares outstanding of each class of each corporation which were entitled to vote on the Plan, and the number of votes of each class of each corporation consenting and not consenting to the Plan, is as follows:

a. Boston Pacific (MA):

Class	Number of Shares Outstanding	No. of Votes Entitled to be Cast	Number of Votes
			Consenting	Not Consenting
Common Stock	15,000,000	15,000,000	9,376,261	-0-
8% Preferred Stock	20,000	1,210,000	-0-	-0-
Series B Preferred Stock	10,000	13,000,000	13,000,000	-0-
		_________	_________
Total		29,210,000	22,376,261

b. Boston Pacific (NV)

Class	Number of Shares Outstanding	No. of Votes Entitled to be Cast	Number of Votes
			Consenting	Not Consenting
Common Stock	10	10	10	-0-

2. The number of votes cast for the Plan by each constituent entity was sufficient for approval and adoption of the Plan.

3. The effective date of the merger shall be at the time of the latter of the completion of filing of the Articles of Merger in the Commonwealth of Massachusetts and the State of Nevada.

4. The Plan is on file at the registered office of Boston Pacific (NV), the surviving corporation.

5. The following amendments were duly approved and are hereby made to the Articles of Incorporation of Boston Pacific (NV), the surviving corporation:

a. Article I of the Articles of Incorporation of Boston Pacific Medical (NV) is amended to read as follows: "The name of the corporation is DirectView, Inc."

b. The first sentence of Article IV of the Articles of Incorporation of Boston Pacific Medical (NV) is amended to read as follows: "The authorized capital of this corporation shall consist of three hundred million (300,000,000) shares of Common Stock, having $.0001 par value per share, and five million (5,000,000) shares of Preferred Stock, having $.0001 par value per share."

c. The Board of Directors of Boston Pacific Medical (NV) has adopted the rights and preferences pertaining to the 8% Convertible Preferred Stock as set forth in the Designation of Rights of Preferred Stock attached hereto and incorporated herein.

d. The Board of Directors of Boston Pacific Medical (NV) has adopted the rights and preferences pertaining to the Series B Preferred Stock as set forth in the Designation of Rights of Preferred Stock attached hereto and incorporated herein.

IN WITNESS WHEREOF, Boston Pacific Medical, Inc., a Nevada corporation, and Boston Pacific Medical, Inc., a Massachusetts corporation, have caused these Articles of Merger to be executed in their respective corporate names by their respective presidents and their respective secretaries this 5th day of May 2003.

Attest: Boston Pacific Medical, Inc.

A Massachusetts Corporation

/s/ Brant Dees By /s/ Brant Dees

Brant Dees, Secretary Brant Dees, President

Attest: Boston Pacific Medical, Inc.

A Nevada Corporation

/s/ Brant Dees By /s/ Brant Dees

Brant Dees, Secretary Brant Dees, President